UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2024
CASTELLUM, INC.
(Exact name of Registrant as specified in its charter)

Nevada	001-41526	27-4079982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3 Bethesda Metro Center, Suite 700
Bethesda, MD 20814
(Address of principal executive offices, including zip code)
301-961-4895
(Registrant’s telephone number, including area code)
Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CTM	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.
On January 25, 2024, Castellum, Inc. (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with the institutional investor named on the signature page thereto (the “Purchaser”), pursuant to which the Company agreed to sell and issue, in a registered direct offering, an aggregate of (i) 5,243,967 shares (the “Shares”) of the Company’s common stock (“Common Stock”), par value $0.0001, at a purchase price of $0.32 per Share and accompanying Warrant (as defined below), and (ii) 3,193,534 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 3,193,534 shares of Common Stock (the “Pre-Funded Warrant Shares”) at a purchase price of $0.319 per Pre-Funded Warrant and accompanying Warrant, for aggregate gross proceeds to the Company of approximately $2.7 million, before deducting the placement agent fees and estimated offering expenses payable by the Company (the “Registered Offering”).
Pursuant to the Purchase Agreement, in a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offering”), the Company also agreed to sell and issue to the Purchaser warrants (the “Warrants”) to purchase up to 8,437,501 shares of Common Stock. The Warrants will become exercisable upon receipt of shareholder approval, expire five years from such approval, and have an exercise price of $0.35 per share.
The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-275840), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 12, 2023, and a related prospectus supplement, dated January 25, 2024, related to the Registered Offering.
The Purchase Agreement contains customary representations, warranties, and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties. Pursuant to the Purchase Agreement, the Company agreed for a period of 60 days following the closing of the offering not to issue, enter into an agreement to issue or announce the issuance or proposed issuance of shares of Common Stock or any Common Stock Equivalent (as defined in the Purchase Agreement), subject to certain exceptions described in the Purchase Agreement. The Company has also agreed for a period of one year following the date of the Purchase Agreement not to enter into a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions described in the Purchase Agreement. Additionally, certain of the Company's directors and officers agreed to be subject to a lock-up period of 60 days following the closing of the Offering.
The Offering is expected to close on or about January 29, 2024, subject to satisfaction of customary closing conditions.
Pursuant to a placement agency agreement dated as of January 25, 2024 (the “Placement Agency Agreement”), the Company engaged Maxim Group LLC (“Maxim”) to act as the lead placement agent in connection with the offering. The Company has agreed to (i) pay Maxim a cash fee equal to 7.0% of the aggregate gross proceeds of the Offering, and (ii) reimburse Maxim for all reasonable and documented out-of-pocket expenses, including the reasonable fees, costs, and disbursements of its legal counsel of $60,000.
The foregoing descriptions of the Purchase Agreement, the Pre-Funded Warrants, the Warrants, and Placement Agency Agreement are qualified in their entirety by reference to the full text of the forms thereof, which are attached as Exhibits 10.1, 4.1, 4.2, and 10.2 respectively hereto and incorporated by reference herein.
A copy of the opinion of Lucosky Brookman LLP relating to the validity of the Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares is filed herewith as Exhibit 5.1.

Item 8.01 Other Events.
On January 25, 2024, Castellum, Inc. (the “Company”) issued a press release announcing the pricing of the $2.7 million registered direct offering. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Title
4.1	Form of Pre-Funded Warrant
4.2	Form of Warrant
5.1	Opinion of Lucosky Brookman LLP
10.1	Securities Purchase Agreement dated as of January 24, 2024
10.2	Placement Agency Agreement dated January 24, 2024, by and between Castellum, Inc. and Maxim Group LLC
99.1	Press Release dated January 25, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASTELLUM, INC.

Date: January 29, 2024	By:	/s/ Mark C. Fuller
	Name:	Mark C. Fuller
	Title:	Chief Executive Officer (Principal Executive Officer)